Exhibit 99.1

United Airlines Reports

Second-Quarter 2017 Performance

CHICAGO, July 18, 2017 – United Airlines (UAL) today announced its second-quarter 2017 financial results.

•	UAL reported second-quarter net income of $818 million, diluted earnings per share of $2.66, pre-tax earnings of $1.3 billion and pre-tax margin of 12.7 percent.

•	Excluding special charges, UAL reported second-quarter net income of $846 million, diluted earnings per share of $2.75, pre-tax earnings of $1.3 billion and pre-tax margin of 13.2 percent.

•	Second-quarter diluted earnings per share increased nearly 50 percent year-over-year; excluding special charges, second-quarter diluted earnings per share increased over 5 percent year-over-year.

•	Delivered the top airline operation among major competitors, including the best completion, on-time arrival and departure performance in the second quarter.

Oscar Munoz, chief executive officer of United Airlines, said, “The positive financial and operational performance this past quarter demonstrates that United is firmly on the right path. From investing in our products and our people, redoubling our focus on the customer experience, closing the margin gap with our peers and delivering strong returns to our investors, we have made important progress and moved United decisively forward. No single quarter constitutes a trend and we still have much further to go before we fully realize the potential of this airline and exceed the expectations of our customers. But, we also know that one success begets another and the strong financial and operating performance we posted this quarter adds to the momentum that all of us here at United are determined to build upon.”

Second-Quarter Revenue

For the second quarter of 2017, revenue was $10.0 billion, an increase of $604 million or 6.4 percent year-over-year. Second-quarter 2017 consolidated passenger revenue per available seat mile (PRASM) was up 2.1 percent and consolidated yield increased 2.0 percent compared to the second quarter of 2016. Cargo revenue was $254 million in the second quarter of 2017, an increase of 22.1 percent year-over-year due primarily to higher volumes across the system.

United Airlines Reports Second-Quarter 2017 Performance

Scott Kirby, president of United Airlines, said, “Second quarter performance was outstanding both financially and operationally. We are incredibly proud that the United team delivered the best operational performance among major competitors during one of our busiest quarters. This impressive quarterly performance was a strong finish to the first half of the year.”

Second-Quarter Costs

Operating expense was $8.6 billion in the second quarter, up 3.2 percent year-over-year. Excluding special charges, operating expense was $8.6 billion, an 8.3 percent increase year-over-year. Consolidated unit cost per available seat mile (CASM) decreased 1.0 percent compared to the second quarter of 2016 due largely to lower special charges in 2017, partially offset by higher labor and fuel expense. Second-quarter consolidated CASM, excluding special charges, third-party business expenses, fuel and profit sharing, increased 3.1 percent year-over-year, driven mainly by higher labor expense.

Liquidity and Capital Allocation

UAL generated $1.6 billion in operating cash flow and ended the quarter with $6.6 billion in unrestricted liquidity, including $2.0 billion of undrawn commitments under its revolving credit facility. The company’s capital expenditures were $1.1 billion in the second quarter. Including assets acquired through the issuance of debt and airport construction financing and excluding fully reimbursable projects, the company invested $1.2 billion during the second quarter in adjusted capital expenditures. Free cash flow, measured as operating cash flow less adjusted capital expenditures, was $314 million for the second quarter. The company contributed $160 million to its pension plans and made debt and capital lease principal payments of $238 million in the second quarter. In the quarter, UAL purchased $0.4 billion of its common shares at an average price of $74.39 per share. As of June 30, 2017, the company had approximately $1.1 billion remaining to purchase shares under its existing share repurchase authority.

For the 12 months ended June 30, 2017, the company’s pre-tax income was $3.8 billion and return on invested capital (ROIC) was 17.0 percent.

Andrew Levy, executive vice president and chief financial officer of United Airlines, said, “We are delivering on our commitments to our shareholders. Our margin performance and growth in earnings per share in the quarter demonstrate we are moving in the right direction. We expect our pre-tax margin in the third quarter to be between 12.5 and 14.5 percent.”

Fleet Updates

In the second quarter, UAL took delivery of six Boeing 777-300ER aircraft, one used Airbus A319 aircraft and ten Embraer E175 aircraft. UAL announced it will take delivery of four additional Boeing 777-300ER aircraft in 2018. The 777-300ER aircraft feature the company’s all-new United Polaris business class, with custom-designed, exclusive-to-United seats and new amenity kits. In addition, the company purchased four Airbus A320 aircraft and three Boeing 757-200 aircraft that it currently operates off lease in the second quarter. With regards to future deliveries, UAL deferred four Airbus A350 aircraft out of 2018 and accelerated 12 Boeing 737 MAX aircraft into 2019 and two 787-10 aircraft within 2019. The company also converted 100 of its current Boeing 737 MAX aircraft orders into Boeing 737 MAX 10 aircraft and expects to take delivery of the aircraft starting in late 2020.

United Airlines Reports Second-Quarter 2017 Performance

For more information on UAL’s third-quarter 2017 guidance, please visit ir.united.com for the company’s investor update.

Second-Quarter Highlights

Customer Experience

•	Implemented the majority of the ten changes announced at the end of April to improve overall customer experience including:

•	Increased customer compensation incentives for voluntary denied boarding up to $10,000.

•	Established a customer solutions team to provide agents with creative solutions such as using nearby airports, other airlines or ground transportations to get customers to their final destination.

•	Reduced the amount of overbooking, and have seen a 79 percent decrease in involuntary denied boardings in May year-over-year and an 88 percent decrease in June year-over-year.

•	Eliminated the red tape on permanently lost bags by adopting a “no questions asked” policy on lost luggage and paying customers $1,500 for the value of the bag and its contents.

•	Upgraded all flights between Boston and San Francisco to offer its premium transcontinental business class service, including flat-bed seats and enhanced food. Additionally, upgraded amenities on its premium transcontinental business class service between Newark/New York and San Francisco and Newark/New York and Los Angeles, including new menu offerings and custom bedding from Saks Fifth Avenue.

•	Announced the addition of complimentary hot meals and alcoholic beverages for customers traveling in Economy Plus on all premium transcontinental flights.

•	Opened a new Global Reception lobby at Los Angeles International Airport (LAX) as part of the company’s more than half a billion dollar renovation effort to reimagine all customer-facing spaces at LAX.

•	During the second quarter, United made enhancements to improve customers’ ability to redeem MileagePlus miles.

•	Improved customers’ ability to redeem miles by increasing the number of domestic flights with Economy Saver Award availability by 40 percent and expect Saver Award bookings over the summer to continue to increase.

•	Announced dynamically priced Everyday Award chart and new Saver Award chart which will be effective November 1.

United Airlines Reports Second-Quarter 2017 Performance

Network

•	The company announced several route and service enhancements including:

•	New international service between Newark/New York and Buenos Aires, Argentina, and between Los Angeles and Singapore, the longest nonstop flight to or from the United States. The company also added a second daily flight between Newark/New York and Bogota, Colombia.

•	Additional service and upgauged aircraft between San Francisco and 18 destinations, including Seattle, Philadelphia and Portland, Oregon.

•	Increased service to Hawaii on 11 routes, offering customers more flights between the mainland and the Hawaiian Islands than any other carrier.

•	Announced improvements to the customer experience at Houston George Bush Intercontinental Airport by offering customers shorter, more convenient connection times and better access to more destinations through “rebanking” of the hub starting in October.

Operations and Employees

•	Employees delivered best completion, on-time departure and arrival performance in company history; as a result, United had fewer cancellations than any major competitor.

•	Expanded responsibilities for several executive leaders to better serve customers, lead employees and focus on becoming the world’s leading airline.

•	Employees earned $28 million in bonuses for operational performance.

About United

United Airlines and United Express operate approximately 4,500 flights a day to 338 airports across five continents. In 2016, United and United Express operated more than 1.6 million flights carrying more than 143 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, Newark/New York, San Francisco and Washington, D.C. United operates 748 mainline aircraft and the airline’s United Express carriers operate 475 regional aircraft. The airline is a founding member of Star Alliance, which provides service to more than 190 countries via 28 member airlines. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol “UAL”.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “goals” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these

United Airlines Reports Second-Quarter 2017 Performance

forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans and revenue-generating initiatives, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; costs associated with any modification or termination of our aircraft orders; our ability to utilize our net operating losses; our ability to attract and retain customers; potential reputational or other impact from adverse events in our operations; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic and political conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel, if we decide to do so; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; economic and political instability and other risks of doing business globally; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the effects of any technology failures or cybersecurity breaches; disruptions to our regional network; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; the success of our investments in airlines in other parts of the world; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements and environmental regulations); the impact of regulatory, investigative and legal proceedings and legal compliance risks; the impact of any management changes; labor costs; our ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under Part I, Item 1A., “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Reports Second-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		% Increase/ (Decrease)		Six Months Ended June 30,		% Increase/ (Decrease)
(In millions, except per share data)	2017	2016			2017	2016
Operating revenue:
Passenger - Mainline	$7,056	$6,525	8.1		$12,887	$12,102	6.5
Passenger - Regional	1,566	1,578	(0.8)		2,909	2,991	(2.7)

Total passenger revenue (B)	8,622	8,103	6.4		15,796	15,093	4.7
Cargo	254	208	22.1		474	402	17.9
Other operating revenue	1,124	1,085	3.6		2,150	2,096	2.6

Total operating revenue	10,000	9,396	6.4		18,420	17,591	4.7

Operating expense:
Salaries and related costs	2,868	2,592	10.6		5,529	5,082	8.8
Aircraft fuel (C)	1,669	1,437	16.1		3,229	2,655	21.6
Regional capacity purchase	549	551	(0.4)		1,085	1,073	1.1
Landing fees and other rent	541	541	—		1,085	1,066	1.8
Depreciation and amortization	536	491	9.2		1,054	970	8.7
Aircraft maintenance materials and outside repairs	472	448	5.4		926	850	8.9
Distribution expenses	362	339	6.8		669	642	4.2
Aircraft rent	152	175	(13.1)		331	353	(6.2)
Special charges (D)	44	434	NM		95	624	NM
Other operating expenses	1,408	1,328	6.0		2,740	2,567	6.7

Total operating expense	8,601	8,336	3.2		16,743	15,882	5.4

Operating income	1,399	1,060	32.0		1,677	1,709	(1.9)

Operating margin	14.0%	11.3%	2.7	pts.	9.1%	9.7%	(0.6	) pts.
Operating margin, excluding special charges (A) (Non-GAAP)	14.4%	15.9%	(1.5	) pts.	9.6%	13.3%	(3.7	) pts.

Nonoperating income (expense):
Interest expense	(158)	(157)	0.6		(308)	(316)	(2.5)
Interest capitalized	21	14	50.0		44	28	57.1
Interest income	13	9	44.4		24	17	41.2
Miscellaneous, net (D)	(1)	5	NM		(18)	(13)	38.5

Total nonoperating expense	(125)	(129)	(3.1)		(258)	(284)	(9.2)

Income before income taxes	1,274	931	36.8		1,419	1,425	(0.4)

Pre-tax margin	12.7%	9.9%	2.8	pts.	7.7%	8.1%	(0.4	) pts.
Pre-tax margin, excluding special charges and reflecting hedge adjustments (A) (Non-GAAP)	13.2%	14.5%	(1.3	) pts.	8.2%	11.6%	(3.4	) pts.
Income tax expense (E)	456	343	32.9		505	524	(3.6)

Net income	$818	$588	39.1		$914	$901	1.4

Earnings per share, diluted	$2.66	$1.78	49.4		$2.94	$2.63	11.8

Weighted average shares, diluted	308	331	(6.9)		311	343	(9.3)

NM Not meaningful

United Airlines Reports Second-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended June 30,		% Increase/ (Decrease)		Six Months Ended June 30,		% Increase/ (Decrease)
	2017	2016			2017	2016
Mainline:
Passengers (thousands)	28,084	25,639	9.5		51,909	47,916	8.3
Revenue passenger miles (millions)	50,554	47,842	5.7		92,737	88,698	4.6
Available seat miles (millions)	60,473	57,452	5.3		113,527	108,617	4.5
Cargo ton miles (millions)	828	679	21.9		1,576	1,301	21.1
Passenger revenue per available seat mile (cents)	11.67	11.36	2.7		11.35	11.14	1.9
Average yield per revenue passenger mile (cents)	13.96	13.64	2.3		13.90	13.64	1.9
Aircraft in fleet at end of period	748	720	3.9		748	720	3.9
Average stage length (miles)	1,821	1,890	(3.7)		1,812	1,875	(3.4)
Average daily utilization of each aircraft (hours: minutes)	10:46	10:38	1.3		10:16	10:07	1.5
Regional:
Passengers (thousands)	10,163	10,777	(5.7)		19,443	20,587	(5.6)
Revenue passenger miles (millions)	5,802	6,175	(6.0)		11,230	11,901	(5.6)
Available seat miles (millions)	6,994	7,273	(3.8)		13,748	14,381	(4.4)
Passenger revenue per available seat mile (cents)	22.39	21.70	3.2		21.16	20.80	1.7
Average yield per revenue passenger mile (cents)	26.99	25.55	5.6		25.90	25.13	3.1
Aircraft in fleet at end of period	475	494	(3.8)		475	494	(3.8)
Average stage length (miles)	558	565	(1.2)		565	570	(0.9)
Consolidated (Mainline and Regional):
Passengers (thousands)	38,247	36,416	5.0		71,352	68,503	4.2
Revenue passenger miles (millions)	56,356	54,017	4.3		103,967	100,599	3.3
Available seat miles (millions)	67,467	64,725	4.2		127,275	122,998	3.5
Passenger load factor:
Consolidated	83.5%	83.5%	—	pts.	81.7%	81.8%	(0.1	) pts.
Domestic	86.8%	86.5%	0.3	pts.	85.2%	84.8%	0.4	pts.
International	79.5%	79.8%	(0.3	) pts.	77.5%	78.2%	(0.7	) pts.
Passenger revenue per available seat mile (cents)	12.78	12.52	2.1		12.41	12.27	1.1
Total revenue per available seat mile (cents)	14.82	14.52	2.1		14.47	14.30	1.2
Average yield per revenue passenger mile (cents)	15.30	15.00	2.0		15.19	15.00	1.3
Aircraft in fleet at end of period	1,223	1,214	0.7		1,223	1,214	0.7
Average stage length (miles)	1,475	1,496	(1.4)		1,464	1,479	(1.0)
Average full-time equivalent employees (thousands)	86.0	83.2	3.4		85.6	82.8	3.4

Note: See Part II, Item 6 Selected Financial Data of the company’s annual report on Form 10-K for the year ended December 31, 2016 for the definition of these statistics.

United Airlines Reports Second-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

SUMMARY FINANCIAL METRICS

Note (A) provides a reconciliation of non-GAAP financial metrics to the comparable GAAP financial metrics and provides the reasons UAL management believes these financial metrics are useful.

	Three Months Ended June 30,		% Increase/ (Decrease)		Six Months Ended June 30,		% Increase/ (Decrease)
(In millions, except per share data)	2017	2016			2017	2016
Operating income	$1,399	$1,060	32.0		$1,677	$1,709	(1.9)
Operating margin	14.0%	11.3%	2.7	pts.	9.1%	9.7%	(0.6	) pts.
Operating income, excluding special charges (Non-GAAP)	1,443	1,494	(3.4)		1,772	2,333	(24.0)
Operating margin, excluding special charges (Non-GAAP)	14.4%	15.9%	(1.5	) pts.	9.6%	13.3%	(3.7	) pts.

Adjusted EBITDA, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	$1,978	$1,984	(0.3)		$2,808	$3,288	(14.6)
Adjusted EBITDA margin, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	19.8%	21.1%	(1.3	) pts.	15.2%	18.7%	(3.5	) pts.

Pre-tax income	$1,274	$931	36.8		$1,419	$1,425	(0.4)
Pre-tax margin	12.7%	9.9%	2.8	pts.	7.7%	8.1%	(0.4	) pts.
Pre-tax income, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	1,318	1,359	(3.0)		1,514	2,047	(26.0)
Pre-tax margin, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	13.2%	14.5%	(1.3	) pts.	8.2%	11.6%	(3.4	) pts.

Net income	$818	$588	39.1		$914	$901	1.4
Net income, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	846	863	(2.0)		975	1,298	(24.9)

Diluted earnings per share	$2.66	$1.78	49.4		$2.94	$2.63	11.8
Diluted earnings per share, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	2.75	2.61	5.4		3.14	3.79	(17.2)

Net cash provided by operating activities	$1,561	$2,547	(38.7)		$2,108	$3,746	(43.7)

Capital expenditures	$1,089	$838	30.0		$1,780	$1,654	7.6
Adjusted capital expenditures (Non-GAAP)	1,247	767	62.6		2,601	1,590	63.6

Free cash flow, net of financings (Non-GAAP)	$472	$1,709	(72.4)		$328	$2,092	(84.3)
Free cash flow (Non-GAAP)	314	1,780	(82.4)		(493)	2,156	NM

(a)	Hedge adjustments include prior period gains (losses) on fuel derivative contracts settled in the current period. See note D for further information.

United Airlines Reports Second-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC) – non-GAAP

ROIC - non-GAAP is a financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits.

(in millions)	Twelve Months Ended June 30, 2017
NOPAT
Pre-tax income	$3,813
Special charges and hedge adjustments (D):
Severance and benefit costs	101
Labor agreement costs and related items	(46)
(Gains) losses on sale of assets and other special charges	54
Hedge adjustments	7

Pre-tax income excluding special charges and reflecting hedge adjustments - non-GAAP	3,929
add: Interest expense (net of income tax benefit) (a)	603
add: Interest component of capitalized aircraft rent (net of income tax benefit) (a)	321
add: Net interest on pension (net of income tax benefit) (a)	54
less: Income taxes paid	(18)

NOPAT - non-GAAP	$4,889

Invested Capital (five-quarter average)
Total assets	$40,939
add: Capitalized aircraft operating leases (b)	4,796
less: Non-interest bearing liabilities (c)	(17,044)

Average invested capital - non-GAAP	$28,691

Return on invested capital - non-GAAP	17.0%

(a)	Income tax benefit measured based on the effective cash tax rate. The effective cash tax rate is calculated by dividing cash taxes paid by pre-tax income excluding special charges and reflecting hedge adjustments. For the twelve months ended June 30, 2017, the effective cash tax rate was 0.5%.
(b)	The purpose of this adjustment is to capitalize the impact of aircraft operating leases. The company uses a multiple of seven times its annual aircraft rent expense to estimate the potential capitalized value and related liability of its aircraft. This is a simplified method used by many rating agencies and financial analysts to assist with the impact of operating leases on financial measures like return on invested capital.
(c)	Non-interest bearing liabilities include advance ticket sales, frequent flyer deferred revenue, deferred tax valuation allowance and other non-interest bearing liabilities.

United Airlines Reports Second-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

(A) UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including operating income (loss) excluding special charges, income (loss) before income taxes excluding special charges and reflecting hedge adjustments, net income (loss) excluding special charges and reflecting hedge adjustments, net earnings (loss) per share excluding special charges and reflecting hedge adjustments, and CASM, as adjusted, among others.

CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry. In addition, the company believes that adjusting for prior period gains and losses on fuel derivative contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled fuel derivative contracts in a given period.

Pursuant to SEC Regulation G, UAL has included the following reconciliations of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis.

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2017	2016		2017	2016
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	12.33	12.39	(0.5)	12.75	12.43	2.6
Special charges (D)	0.07	0.76	NM	0.09	0.58	NM
Third-party business expenses	0.13	0.10	30.0	0.12	0.11	9.1
Fuel expense	2.32	2.09	11.0	2.38	2.05	16.1

CASM, excluding special charges, third-party business expenses and fuel	9.81	9.44	3.9	10.16	9.69	4.9
Profit sharing per available seat mile	0.25	0.36	(30.6)	0.15	0.28	(46.4)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.56	9.08	5.3	10.01	9.41	6.4

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	12.75	12.88	(1.0)	13.15	12.91	1.9
Special charges (D)	0.07	0.67	NM	0.07	0.50	NM
Third-party business expenses	0.11	0.09	22.2	0.11	0.11	—
Fuel expense	2.47	2.22	11.3	2.54	2.16	17.6

CASM, excluding special charges, third-party business expenses and fuel	10.10	9.90	2.0	10.43	10.14	2.9
Profit sharing per available seat mile	0.23	0.33	(30.3)	0.14	0.24	(41.7)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.87	9.57	3.1	10.29	9.90	3.9

United Airlines Reports Second-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended June 30,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Six Months Ended June 30,		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2017	2016			2017	2016
Operating expenses	$8,601	$8,336	$265	3.2	$16,743	$15,882	$861	5.4
Special charges (D)	44	434	(390)	NM	95	624	(529)	NM

Operating expenses, excluding special charges	8,557	7,902	655	8.3	16,648	15,258	1,390	9.1
Third-party business expenses	75	60	15	25.0	143	127	16	12.6
Fuel expense	1,669	1,437	232	16.1	3,229	2,655	574	21.6
Profit sharing, including taxes	154	209	(55)	(26.3)	174	302	(128)	(42.4)

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$6,659	$6,196	$463	7.5	$13,102	$12,174	$928	7.6

Operating income	$1,399	$1,060	$339	32.0	$1,677	$1,709	$(32)	(1.9)
Special charges (D)	44	434	(390)	NM	95	624	(529)	NM

Operating income, excluding special charges	$1,443	$1,494	$(51)	(3.4)	$1,772	$2,333	$(561)	(24.0)

Income before income taxes	$1,274	$931	$343	36.8	$1,419	$1,425	$(6)	(0.4)
Special charges and hedge adjustments before income taxes (D)	44	428	(384)	NM	95	622	(527)	NM

Income before income taxes excluding special charges and reflecting hedge adjustments	$1,318	$1,359	$(41)	(3.0)	$1,514	$2,047	$(533)	(26.0)

Net income	$818	$588	$230	39.1	$914	$901	$13	1.4
Special charges and hedge adjustments, net of tax (D)	28	275	(247)	NM	61	397	(336)	NM

Net income, excluding special charges and reflecting hedge adjustments	$846	$863	$(17)	(2.0)	$975	$1,298	$(323)	(24.9)

Diluted earnings per share	$2.66	$1.78	$0.88	49.4	$2.94	$2.63	$0.31	11.8
Special charges and hedge adjustments	0.14	1.29	(1.15)	NM	0.31	1.82	(1.51)	NM
Tax effect related to special charges and hedge adjustments	(0.05)	(0.46)	0.41	NM	(0.11)	(0.66)	0.55	NM

Diluted earnings per share, excluding special charges and reflecting hedge adjustments	$2.75	$2.61	$0.14	5.4	$3.14	$3.79	$(0.65)	(17.2)

United Airlines Reports Second-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

UAL provides financial metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA), that we believe provide useful supplemental information for management and investors by measuring profit and profit as a percentage of total operating revenues. Adjusted EBITDA is EBITDA excluding special charges that are non-recurring and that management believes are not indicative of UAL’s ongoing performance. Adjusted EBITDA also includes hedge adjustments to reflect the cash impact of fuel derivative contracts settled in the current period.

	Three Months Ended June 30,		Six Months Ended June 30,
EBITDA	2017	2016	2017	2016
(In millions)
Net income	$818	$588	$914	$901
Adjusted for:
Depreciation and amortization	536	491	1,054	970
Interest expense	158	157	308	316
Interest capitalized	(21)	(14)	(44)	(28)
Interest income	(13)	(9)	(24)	(17)
Income tax expense	456	343	505	524
Special charges and hedge adjustments before income taxes (D)	44	428	95	622

Adjusted EBITDA, excluding special charges and reflecting hedge adjustments – non-GAAP	$1,978	$1,984	$2,808	$3,288

UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt and capital leases, airport construction financing and excluding fully reimbursable projects is useful to investors in order to appropriately reflect the non-reimbursable funds spent on capital expenditures.

	Three Months Ended June 30,		Six Months Ended June 30,
Capital Expenditures (in millions)	2017	2016	2017	2016
Capital expenditures	$1,089	$838	$1,780	$1,654
Property and equipment acquired through the issuance of debt and capital leases	196	—	907	59
Airport construction financing	11	26	32	35
Fully reimbursable projects	(49)	(97)	(118)	(158)

Adjusted capital expenditures – Non-GAAP	$1,247	$767	$2,601	$1,590

Free Cash Flow (in millions)
Net cash provided by operating activities	$1,561	$2,547	$2,108	$3,746
Less capital expenditures	1,089	838	1,780	1,654

Free cash flow, net of financings - Non-GAAP	$472	$1,709	$328	$2,092

Net cash provided by operating activities	$1,561	$2,547	$2,108	$3,746
Less adjusted capital expenditures – Non-GAAP	1,247	767	2,601	1,590

Free cash flow - Non-GAAP	$314	$1,780	$(493)	$2,156

United Airlines Reports Second-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B) Select passenger revenue information is as follows (in millions):

	2Q 2017 Passenger Revenue (millions)	Passenger Revenue vs. 2Q 2016	PRASM vs. 2Q 2016	Yield vs. 2Q 2016	Available Seat Miles vs. 2Q 2016
Mainline	$3,800	12.0%	3.8%	2.8%	7.9%
Regional	1,525	(0.5%)	3.3%	6.0%	(3.7%)

Domestic	5,325	8.1%	2.4%	2.0%	5.6%

Atlantic	1,532	1.7%	3.3%	0.7%	(1.5%)
Pacific	1,003	(1.0%)	(5.5%)	(2.0%)	4.8%
Latin America	762	15.8%	7.8%	8.9%	7.5%

International	3,297	3.8%	1.1%	1.6%	2.6%

Consolidated	$8,622	6.4%	2.1%	2.0%	4.2%

Mainline	$7,056	8.1%	2.7%	2.3%	5.3%
Regional	1,566	(0.8%)	3.2%	5.6%	(3.8%)
Consolidated	$8,622

United Airlines Reports Second-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C) UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
(In millions, except per gallon)	2017	2016		2017	2016
Mainline fuel expense excluding hedge impacts	$1,403	$1,166	20.3	$2,693	$2,051	31.3
Hedge losses reported in fuel expense (a)	—	(35)	NM	(2)	(173)	NM

Total mainline fuel expense	1,403	1,201	16.8	2,695	2,224	21.2
Regional fuel expense	266	236	12.7	534	431	23.9

Consolidated fuel expense	$1,669	$1,437	16.1	$3,229	$2,655	21.6

Mainline fuel consumption (gallons)	867	834	4.0	1,628	1,568	3.8
Mainline average aircraft fuel price per gallon	$1.62	$1.44	12.5	$1.66	$1.42	16.9
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.62	$1.40	15.7	$1.65	$1.31	26.0

Regional fuel consumption (gallons)	156	161	(3.1)	305	317	(3.8)
Regional average aircraft fuel price per gallon	$1.71	$1.47	16.3	$1.75	$1.36	28.7

Consolidated fuel consumption (gallons)	1,023	995	2.8	1,933	1,885	2.5
Consolidated average aircraft fuel price per gallon	$1.63	$1.44	13.2	$1.67	$1.41	18.4
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.63	$1.41	15.6	$1.67	$1.32	26.5

(a)	UAL allocates 100 percent of losses from settled hedges that were designated for hedge accounting to mainline fuel expense.

United Airlines Reports Second-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(D) Special charges and hedge adjustments include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2017	2016	2017	2016
Operating:
Severance and benefit costs	$41	$6	$78	$14
Impairment of intangible assets	—	412	—	412
Labor agreement costs and related items	—	10	—	110
Cleveland airport lease restructuring	—	—	—	74
(Gains) losses on sale of assets and other special charges	3	6	17	14

Subtotal	44	434	95	624
Other nonoperating (gains) losses	—	(9)	—	(1)

Total special charges	44	425	95	623
Income tax benefit related to special charges	(16)	(153)	(34)	(225)

Total special charges, net of income taxes	28	272	61	398
Hedge adjustments: prior period gains (losses) on fuel derivative contracts settled in the current period	—	3	—	(1)

Total special charges and hedge adjustments, net of income taxes	$28	$275	$61	$397

Special charges and hedge adjustments

Severance and benefit costs: During the three and six months ended June 30, 2017, the company recorded $36 million ($23 million net of taxes) and $57 million ($37 million net of taxes), respectively, of severance and benefit costs related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters. In the first quarter of 2017, approximately 1,000 technicians and related employees elected to voluntarily separate from the company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through early 2019. Also, during the three and six months ended June 30, 2017, the company recorded $5 million ($3 million net of taxes) and $21 million ($13 million net of taxes), respectively, of severance primarily related to its management reorganization initiative.

During the three and six months ended June 30, 2016, the company recorded $6 million ($4 million net of taxes) and $14 million ($9 million net of taxes) of severance and benefit costs primarily related to a voluntary early-out program for its flight attendants.

Impairment of intangible assets: In April 2016, the Federal Aviation Administration (“FAA”) announced that, effective October 30, 2016, it would designate Newark Liberty International Airport (“Newark”) as a Level 2 schedule-facilitated airport under the International Air Transport Association Worldwide Slot Guidelines. The designation was associated with an updated demand and capacity analysis of Newark by the FAA. In the second quarter of 2016, the company determined that the FAA’s action impaired the entire value of its Newark slots because the slots are no longer the mechanism that governs take-off and landing rights. Accordingly, the company recorded a $412 million special charge ($264 million net of taxes) to write off the intangible asset.

Labor agreement costs: In April 2016, the fleet service, passenger service, storekeeper and other employees represented by the International Association of Machinists and Aerospace Workers ratified seven new contracts with the company which extended the contracts through 2021. During the three and six months ended June 30, 2016, the company recorded $10 million ($6 million net of taxes) and $110 million ($70 million net of taxes), respectively, of special charges primarily for bonus payments in conjunction with the ratification of these contracts.

Cleveland airport lease restructuring: During the six months ended June 30, 2016, the City of Cleveland agreed to amend the lease, which runs through 2029, associated with certain excess airport terminal space (principally Terminal D) and related facilities at Hopkins International Airport (“Cleveland”). The company recorded an accrual for remaining payments under the lease for facilities that the company no longer uses and will continue to incur costs under the lease without economic benefit to the company. This liability was measured and recorded at its fair value when the company ceased its right to use such facilities leased to it pursuant to the lease. The company recorded a special charge of $74 million ($47 million net of taxes) related to the amended lease.

Other nonoperating (gains) losses: During the three months ended June 30, 2016, the company recorded a $9 million ($6 million net of taxes) gain on the sale of an affiliate. Also, during the six months ended June 30, 2016, the company recorded $8 million ($5 million net of taxes) of losses due to exchange rate changes in Venezuela applicable to funds held in local currency.

United Airlines Reports Second-Quarter 2017 Performance

Hedge adjustments: Prior to 2017, the company used certain combinations of derivative contracts that were economic hedges but did not qualify for hedge accounting under U.S. generally accepted accounting principles. As with derivatives that qualified for hedge accounting, the economic hedges and individual contracts were part of the company’s program to mitigate the adverse financial impact of potential increases in the price of fuel. The company recorded changes in the fair value of the various contracts that were not designated for hedge accounting to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three and six months ended June 30, 2016, for fuel derivative contracts that settled in the three and six months ended June 30, 2016, the company recorded MTM gains (losses) of $3 million and ($1 million), respectively, in prior periods.

(E) Effective tax rate: The Company’s effective tax rate for the three and six months ended June 30, 2017 was 35.8% and 35.6%, respectively. The company’s effective tax rate for the three and six months ended June 30, 2016 was 36.9% and 36.8%, respectively. The effective tax rates for the 2017 and 2016 periods represented a blend of federal, state and foreign taxes and the impact of certain nondeductible items. The effective tax rate for the three and six months ended June 30, 2017 reflects the impact of discrete events including the recognition of excess tax benefits related to employee stock compensation as a result of the adoption of Accounting Standards Update 2016-09 “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” as well as a change in the mix of domestic and foreign earnings.

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